Pike Electric Corporation Announces Fiscal Third Quarter 2011 Results

MT. AIRY, N.C., May 10, 2011 /PRNewswire/ -- Pike Electric Corporation (NYSE: PIKE), a leading energy solutions provider, today announced that revenue for its fiscal 2011 third quarter ended March 31, 2011 increased 27.2% to $153.8 million, compared with $120.9 million for the comparable period last year. Net income for the 2011 third quarter was $620 thousand or $0.02 per diluted share, compared with a net loss of $2.0 million or ($0.06) per diluted share in the prior year's third quarter.

Core revenues increased 39.6% to $137.7 million in the 2011 third quarter versus $98.6 million in the comparable 2010 period. All categories of the Company's core business achieved revenue growth for the quarter. In addition, we grew revenue in engineering, substation and transmission services on new EPC projects. Klondyke Construction LLC, which we acquired on June 30, 2010, also contributed revenue of $10.8 million during the quarter. Storm restoration revenues were $16.1 million for third quarter 2011, compared with $22.3 million in the prior year's third quarter due to decreased storm activity.

Gross profit increased 57.3% to $16.4 million for the 2011 third quarter compared with $10.4 million in the prior year's third quarter. This increase in gross profit largely was due to significantly higher business volume, including the overhead distribution business, which improved leverage on our fixed costs, lower crew start-up costs and the absence of a $1.5 million environmental charge that was taken in the prior year's third quarter.

Revenues for the first nine months of 2011 increased 12.5% to $431.1 million, compared with $383.3 million in the first nine months of 2010. Net loss for the 2011 nine-month period was $649 thousand or $(0.02) per diluted share, versus a net loss in the first nine months of 2010 of $9.4 million or $(0.28) per diluted share.

Core revenues for the first nine months of 2011 increased 19.6% to $407.3 million versus $340.6 million in the comparable 2010 period. Storm restoration services decreased for the period to $23.8 million from $42.7 million in the first nine months of 2010.

Gross profit for the first nine months of 2011 increased 14.6% to $44.8 million compared with $39.1 million in the prior year's first nine months. The increase primarily was the result of higher business volume and the absence of a $3.2 million environmental charge that occurred in 2010.

Pike's Chairman and CEO, J. Eric Pike, commented that the Company's improved third quarter and nine months performance over the prior year was due to positive results in each of Pike's core services, which comprised approximately 90% of total revenue.

"The third quarter was especially good for our core services revenues, particularly in overhead distribution, which grew more than 32% from the prior year's third quarter. Our Klondyke operation also performed well, adding nearly $11 million in core revenue for the quarter and more than $23 million in core revenue for the first nine months," Mr. Pike said. He further stated, "We continue to see growth and positive traction with our diversified services offerings, as evidenced by our announcement in the quarter of the $275 million EPC contract award from SCANA Corporation. The third quarter was an encouraging period for us on several fronts."

Conference Call

The Company will host a conference call at 11:00 AM Eastern Time today. The call can be accessed by dialing (877) 591-4957, or (719) 325-4793 for international callers. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.pike.com. Click on the "Investor Center" home page and scroll down to "Upcoming Events" to access the event.

A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the passcode for the replay is 5356716. The replay will remain available until midnight Eastern Time on May 17. An on-demand replay of the conference call will also remain available in the "Investor Center" of the Company's website at www.pike.com for a limited time following the conclusion of the call.

About Pike

Pike is one of the largest providers of energy solutions for investor-owned, municipal and co-operative utilities in the United States. Our comprehensive services include siting, permitting, engineering design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Safe Harbor

This press release and other statements we make from time to time in the future may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to Pike's plans, objectives and future estimates. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of Pike's Annual Reports on Form 10-K and in its other periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made; Pike undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Financial Tables Follow

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
Revenues	$ 153,825	$ 120,931	$ 431,146	$ 383,349
Cost of operations	137,416	110,500	386,377	344,287

Gross profit	16,409	10,431	44,769	39,062
General and administrative expenses	13,810	12,007	40,114	38,261
Loss on sale and impairment of property and equipment	39	240	588	1,202
Restructuring expenses	-	59	-	8,983

Income (loss) from operations	2,560	(1,875)	4,067	(9,384)
Other expense (income):
Interest expense	1,620	1,441	5,094	6,085
Other, net	(22)	(49)	(38)	(229)
Total other expense	1,598	1,392	5,056	5,856

Income (loss) before income taxes	962	(3,267)	(989)	(15,240)
Income tax expense (benefit)	342	(1,236)	(340)	(5,802)

Net income (loss)	$ 620	$ (2,031)	$ (649)	$ (9,438)

Net earnings (loss) per share:
Basic	$ 0.02	$ (0.06)	$ (0.02)	$ (0.28)
Diluted	$ 0.02	$ (0.06)	$ (0.02)	$ (0.28)

Shares used in computing earnings (loss) per share:
Basic	33,446	33,149	33,368	33,119
Diluted	34,062	33,149	33,368	33,119

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31,	June 30,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 11,851	$ 11,133
Accounts receivable from customers, net	69,374	64,672
Costs and estimated earnings in excess of billings
on uncompleted contracts	51,005	50,215
Inventories	9,734	6,401
Prepaid expenses and other	14,230	9,115
Deferred income taxes	8,044	10,526
Total current assets	164,238	152,062
Property and equipment, net	178,599	194,885
Goodwill	110,893	114,778
Other intangibles, net	39,484	38,527
Deferred loan costs, net	2,484	3,021
Other assets	1,847	2,105
Total assets	$ 497,545	$ 505,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 27,926	$ 17,484
Accrued compensation	20,683	22,589
Billings in excess of costs and estimated earnings
on uncompleted contracts	11,372	8,925
Accrued expenses and other	12,041	6,112
Current portion of insurance claim accruals	17,028	23,422
Total current liabilities	89,050	78,532
Long-term debt	99,000	114,500
Insurance and claim accruals, net of current portion	6,487	6,005
Deferred compensation, net of current portion	6,065	5,844
Deferred income taxes	43,537	48,170

Other liabilities	2,247	2,859
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares
authorized; 33,651 and 33,544 shares issued and outstanding
at March 31, 2011 and June 30, 2010, respectively	6,427	6,427
Additional paid-in capital	160,416	158,030
Accumulated other comprehensive loss, net of taxes	(188)	(142)
Retained earnings	84,504	85,153
Total stockholders’ equity	251,159	249,468
Total liabilities and stockholders’ equity	$ 497,545	$ 505,378

CONTACT: Investor Relations, +1-336-719-4622, investorrelations@pike.com